JOINT CODE OF ETHICS FOR

PENNANTPARK INVESTMENT CORPORATION

PENNANTPARK FLOATING RATE CAPITAL LTD.

PENNANTPARK INVESTMENT ADVISERS, LLC

Section I Statement of General Fiduciary Principles

This Joint Code of Ethics (the “Code”) has been adopted by each of PennantPark Investment Corporation, PennantPark Floating Rate Capital, Ltd. (each individually, the “Corporation”), and PennantPark Investment Advisers, LLC, the Corporations’ investment adviser (the “Adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) and Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Corporations may abuse their fiduciary duty to the Corporations, and otherwise to deal with the types of conflict-of-interest situations to which Rule 17j-1 under the Act (“Rule 17j-1”) is addressed. As it relates to Section 204A of the Advisers Act, the purpose of this Code is to establish procedures that, taking into consideration the nature of the Adviser’s business, are reasonably designed to prevent misuse of material non-public information in violation of the federal securities laws by persons associated with the Adviser.

The Code is based on the principle that the directors and officers of the Corporations, and the managers, partners, officers and employees of the Adviser, who provide services to the Corporations, owe a fiduciary duty to the Corporations to conduct their personal securities transactions in a manner that does not interfere with the Corporations’ transactions or otherwise take unfair advantage of their relationship with the Corporations. All directors, managers, partners, officers and employees of the Corporations, and the Adviser (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Covered Personnel who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its shareholders. In sum, all Covered Personnel shall place the interests of the Corporation before their own personal interests.

All Covered Personnel must read and retain this Code.

Section II Definitions

(A) “Access Person” means any director, officer, general partner or Advisory Person (as defined below) of the Corporations or the Adviser.

(B) An “Advisory Person” of the Corporation or the Adviser means: (i) any employee of the Corporation or the Adviser, or any company in a Control (as defined below) relationship to the Corporation or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Corporation or the Adviser, who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any Covered Security by the Corporation.

(C) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(D) “Chief Compliance Officer” means the Chief Compliance Officer of the Corporation (who also may serve as the compliance officer of the Adviser and/or one or more affiliates of the Adviser).

(E) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(F) “Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. However, a “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G) “Independent Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the Act.

(H) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(I) “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(J) “Restricted List” means the “Pipeline” report of potential investments combined with the current holdings of the clients. PennantPark Access Persons are restricted from trading any security on the Restricted List.

(K) “Security Held or to be Acquired” by the Corporation means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Corporation; or (B) is being or has been considered by the Corporation or the Adviser for purchase by the Corporation; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (K)(i) of this Code.

(L) “17j-1 Organization” means the Corporation or the Adviser, as the context requires.

BUSINESS.28110458.6

Section III Objective and General Prohibitions

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Corporation. In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Corporation, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation. In this regard, Covered Personnel should recognize that Rule 17j- 1 makes it unlawful for any affiliated person of the Corporation, or any affiliated person of an investment adviser for the Corporation, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporation to:

(i)employ any device, scheme or artifice to defraud the Corporation;

(ii) make any untrue statement of a material fact to the Corporation or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation; or

(iv)engage in any manipulative practice with respect to the Corporation.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII of this Code; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV Pre-Clearance of Personal Account Transactions; Window Period to Trade PennantPark shares

Except as noted below, all Access Persons must obtain the prior written approval of the Managing Member (or such person as the Managing Member may designate) (“Approving Officer”) before engaging in any transaction in his or her Personal Account. The Approving Officer may approve the transaction if he concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by email, with a copy to the Compliance Officer, in advance of the contemplated transaction. No particular form is required, but the email must include sufficient detail for the Approving Officer to decide if a trade is permissible and a statement that the Access Person has reviewed the Pipeline Report for any conflicts.

Any approval given under this paragraph will be provided by email and will remain in effect for 72 hours.

Exceptions to the Pre-Clearance Requirement Policy,

Access Persons will be allowed to trade securities of the Corporations during a “window period” that may be announced following the release of Corporations’ earnings release. If the window is opened for trading, it will begin no earlier than the second business day after a Corporation publicly releases quarterly or annual financial results and extends no later than (i) 30 calendar days after the release of results (29 calendar days in all) or (ii) in the case of either Corporation’s and the Adviser’s decision to buy or sell the applicable Corporation’s equity securities, the end of the quarterly period during which such financial results of such Corporation have been publicly released. Note that the ability of an officer, director or other Access Person to engage in transactions in the securities of a Corporation during a window period is not automatic or absolute because no trades may be made even during a window period by an individual who possesses material, nonpublic information about the Corporation, including any decision by the Corporation to buy or sell its own shares. Further, the window period may not open in a particular quarter, and it may be closed, as the case may be, prior to the expiration of 30 days or the applicable quarter end, in each case as events require.

Additionally, Independent Directors are not required to seek preapproval for any transactions other than those which would trigger reporting requirements as set forth in Section VI (C) of this Code.

Section V Prohibited Transactions

(A) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security on the Restricted List, and may not sell or otherwise dispose of any Covered Security on the Restricted List in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Corporation has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Adviser has within the last 15 calendar days considered purchasing or selling the Covered Security for the Corporation or within the next 15 calendar days intend to consider purchasing or selling the Covered Security for the Corporation.

(B) Every Advisory Person of the Corporation or the Adviser must obtain approval from the Corporation or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering. Such approval must be obtained from the Chief Compliance Officer, unless he is the person seeking such approval, in which case it must be obtained from the President of the 17j-1 Organization.

(C) No Access Person shall recommend any transaction in any Covered Securities by the Corporation without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party which the Access Person has a significant interest).

Section VI Reports by Access Persons

(A) Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. A form of such report, which is hereinafter called a “Personal Securities Holdings Report,” is attached hereto as Schedule A. Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

(B) Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership. A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached hereto as Schedule B.

BUSINESS.28110458.6

A Quarterly Securities Transaction Report shall be in the form of Schedule B or such other form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4) The date the report is submitted by the Access Person.

(C) Independent Directors.

Notwithstanding the reporting requirements set forth in this Section V, an Independent .Director who would be required to make a report under this Section V solely by reason of being a director of the Corporation is not required to file a Personal Securities Holding Report upon becoming a director of the Corporation or an annual Personal Securities Holding Report. Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Corporation, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Corporation or the Corporation or the Adviser considered purchasing or selling such Covered Security.

(D)Access Persons of the Adviser.

An Access Person of the Adviser need not make a Quarterly Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under the Advisers Act.

(E) Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

(1) within 10 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2) instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.

(3) on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F) Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by the Corporation, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H) Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

(I) Disclaimers.

Any report required by this Section VI may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered, Security to which the report relates.

Section VII Additional Prohibitions

(A) Confidentiality of the Corporation’s Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission (the “SEC”) in the normal course, all information concerning the securities “being considered for purchase or sale” by the Corporation shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the Corporation.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Corporation. Similarly, no such outside business activities may be inconsistent with the interests of the Corporation. All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer.

(C) Gratuities.

Covered Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Corporation.

Section VIII Prohibition Against Insider Trading

This Section is intended to satisfy the requirements of Section 204A of the Advisers Act, which is applicable to the Adviser and requires that the Adviser establish and enforce procedures designed to prevent the misuse of material, non-public information by its associated persons. It applies to all Advisory Persons. Trading

BUSINESS.28110458.6

securities while in possession of material, non-public information, or improperly communicating that information to others, may expose an Advisory Person to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall, and an order permanently barring an Advisory Person from the securities industry. Finally, an Advisory Person may be sued by investors seeking to recover damages for insider trading violations.

(A) No Advisory Person may trade a security, either personally or on behalf of any other person or account (including any fund), while in possession of material, non-public information concerning that security or the issuer thereof, nor may any Advisory Person communicate material, non-public information to others in violation of the law.

(B) Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a security. No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, an Advisory Person should direct any questions about whether information is material to the Chief Compliance Officer. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell Securities may, in some contexts, be material. Pre- publication information regarding reports in the financial press may also be material.

(C) Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

(D) An Advisory Person, before executing any trade for himself or herself, or others, including the Corporation or other accounts managed by the Adviser or by a stockholder of the Adviser, or any affiliate of the stockholder (collectively, “Client Accounts”), must determine whether he or she has material, non-public information. Any Advisory Person who believes he or she is in possession of material, non-public information must take the following steps:

(1) Report the information and proposed trade immediately to the Chief Compliance Officer.

(2) Do not purchase or sell the securities on behalf of anyone, including Client Accounts.

(3) Do not communicate the information to any person, other than to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue, the Chief Compliance Officer will determine whether the information is material and non-public and, if so, what action the Advisory Person should take. An Advisory Person must consult with the Chief Compliance Officer before taking any further action. This degree of caution will protect the Advisory Person and the Adviser.

(E) To prevent and detect insider trading from occurring, the Chief Compliance Officer shall prepare and maintain a “Restricted List” in order to monitor and prevent the occurrence of insider trading in certain securities that Access Persons are prohibited or restricted from trading. The Chief Compliance Officer manages, maintains and updates the Restricted List to actually restrict trading (no buying, no selling, no shorting, no trading, etc.) in the securities of specific issuers for personal accounts and on behalf Adviser’s clients. Before executing any trade for himself or herself, Advisory Persons are required to determine whether the transaction involves a security on the Restricted List. Advisory Persons are prohibited from trading any security which appears on the Restricted List, except that, with prior approval, an Advisory Person may sell securities which were not on the Restricted List when acquired (or which were acquired at a time when the Advisory Person was not subject to such restrictions). The Restricted List must be maintained strictly confidential and not disclosed to anyone outside of the Adviser and the Corporation.

(F) Contacts with public companies will sometimes be a part of an Adviser’s research efforts. Persons providing investment advisory services to the Corporation may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Advisory Person becomes aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to its further conduct. To protect yourself, clients and the Adviser, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, non-public information.

Section IX Annual Certification

(A) Access Persons.

Access Persons who are directors, managers, officers or employees of the Corporation or the Adviser shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

(B) Board Review.

No less frequently than annually, the Corporation and the Adviser must furnish to the Corporation’s board of directors, and the board must consider, a written report that: (1) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to material violations; and (2) certifies that the Corporation or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Section X Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Corporation and the more advantageous price paid or received by the offending person.

Section XI Administration and Construction

(A) The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B) The duties of the Chief Compliance Officer are as follows:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation

BUSINESS.28110458.6

of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2) On an annual basis, providing all Covered Personnel a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3) Maintaining or supervising the maintenance of all records and reports required by this Code;

(4) Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Corporation;

(5) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(6) Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Corporation;

(7) Submission of a report to the board of directors of the Corporation, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VI (B); and

(C) The Chief Financial Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1) A copy of all codes of ethics adopted by the Corporation or the Adviser and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4) A copy of each report made by the Chief Compliance Officer to the board of directors for two (2) years from the end of the fiscal year of the Corporation in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 and this Code, or who are or were responsible for reviewing such reports;

(6) A copy of each report required by Section VII (B) of this Code for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7) A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Advisory Person of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Joint Code of Ethics, originally adopted December 12, 2007 and amended as of November 14, 2023, is annually reviewed and approved by the Board of Directors of the Corporation, including a majority of the Independent Directors.

PENNANTPARK INVESTMENT CORPORATION

CODE OF BUSINESS CONDUCT

Covered Persons/Purpose of the Code

This code of business conduct (this “Code”) for PennantPark Investment Corporation (the “Corporation”) applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers”), as well as directors, officers, and employees (collectively with the Covered Officers, the “Covered Persons”) for the purpose of promoting:

▪
honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) or the New York Stock Exchange (“NYSE”) and in other public communications made by the Corporation;
•
compliance with applicable laws and governmental rules and regulations;
•
the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•
accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Corporation. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Corporation.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Corporation and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “Investment Company Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Corporation because of their status as “affiliated persons” of the Corporation. The Corporation’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. Each Covered Officer is an employee of a service provider (“Service Provider”) to the Corporation. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Corporation and the Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Corporation or for the Service Provider of which the Covered Officer is an

BUSINESS.28110458.6

employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Corporation. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Corporation and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the Investment Company Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors that the Covered Officers may also be or in the future become officers or employees of one or more other investment companies covered by this or other Codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Corporation.

**** Each

Covered Person must:

•
not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Corporation whereby the Covered Person would benefit personally to the detriment of the Corporation;
•
not cause the Corporation to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Corporation; and
•
not use material non-public knowledge of portfolio transactions made or contemplated for the Corporation to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that may be discussed with the Corporation’s Chief Compliance Officer if material. Examples of these include:1

•
service as a director on the board of any public or private company;

1 Any activity or relationship that would present a conflict for a Covered Person would likely also present a conflict for the Covered Person if a member of the Covered Person’s family engages in such an activity or has such a relationship.

the receipt of any non-nominal gifts from any person or company with which the Corporation has current or prospective business dealings. For purposes of this Code, “nonnominal” are those gifts in excess of $100;

•
the receipt of any entertainment from any company with which the Corporation has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
•
any ownership interest in, or any consulting or employment relationship with, any of the Corporation’s service providers, other than its investment adviser, sub-adviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Person is an employee; and
•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Corporation for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

III. Disclosure & Compliance

•
Each Covered Person should be familiar with the disclosure requirements generally applicable to the Corporation;
•
each Covered Person should not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, whether within or outside the Corporation, including to the Corporation’s directors and auditors, and to governmental regulators and selfregulatory organizations;
•
each Covered Person should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Corporation and the Corporation’s adviser or sub-adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Corporation files with, or submits to, the SEC and in other public communications made by the Corporation; and
•
it is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Person must:

•
upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he has received, read, and understands the Code;
•
annually thereafter affirm to the Board that he has complied with the requirements of the Code;
•
not retaliate against any employee or Covered Person or their affiliated persons for reports of potential violations that are made in good faith;
•
notify the Chief Compliance Officer of the Corporation promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and
•
report at least annually any change in his affiliations from the prior year.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee (the “Committee”) is responsible for granting waivers2 and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Corporation’s principal executive officers or directors will be considered by the Committee.

The Corporation will follow these procedures in investigating and enforcing this Code:

•
the Chief Compliance Officer will take any action he considers appropriate to investigate any actual or potential violations reported to him;

BUSINESS.28110458.6

•
if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;
•
any matter that the Chief Compliance Officer believes is a violation will be reported to the Committee;
•
if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider of which such Covered Person is an employee or its board; a recommendation to such Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Corporation;

2 Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

•
the Committee will be responsible for granting waivers, as appropriate; and
•
any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Please note that waivers for executive officers or directors must be promptly disclosed in Form 8-K or on the Corporation’s website within four business days.

The Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, a senior legal officer of the Corporation or its adviser or its sub-adviser, counsel to the Corporation or the Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Corporation’s Committee for the retention of independent auditors to perform permissible non-audit services.

V. Waivers

An executive officer or director may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee shall review such request and make a determination thereon in writing, which shall be binding.

In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

The Chief Compliance Officer shall submit an annual report to the Board regarding waivers granted.

VI. Other Policies and Procedures

This Code will be the sole code of business conduct adopted by the Corporation for purposes of Section 406 of the Sarbanes-Oxley Act, and the rules and forms applicable to the Corporation thereunder, and Section 303A.10 of the Listed Company Manual of the NYSE. Insofar as other policies or procedures of the Corporation, the Corporation’s adviser, sub-adviser, principal underwriter, or the Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Corporation and their investment adviser, sub-adviser, principal underwriter and Service Providers under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII. Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Corporation’s board, including a majority of independent directors.

VIII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, the investment adviser and its counsel, the Service Provider of which such Covered Person is an employee or independent auditors or other consultants referred to in Section IV above.

IX. Internal Use

The Code is intended solely for the internal use by the Corporation and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Date: November 6, 2023

EXHIBIT A

Contact information for the Chief Compliance Officer of the Corporation and his staff;

Chief Compliance Officer: Frank Galea, CFA

Email: frank.galea@acaglobal.com

Tel: 1 (332) 262.4581

Website: www.acaglobal.com

BUSINESS.28110458.6

Deputy Chief Compliance Officer: Aaron Criddle

Email: Aaron.Criddle@acaglobal.com

Tel: +1.332.262.4587

Website: www.acaglobal.com

BUSINESS.28110458.6